Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	W. Guy Ormsby
Executive Vice President and Treasurer
Telephone: (413) 594-6692

CHICOPEE BANCORP, INC. TO INITIATE

STOCK REPURCHASE PROGRAM

Chicopee, Massachusetts, August 16, 2007. Chicopee Bancorp, Inc. (the “Company”) (Nasdaq: CBNK), the holding company for Chicopee Savings Bank, announced today that it is commencing a stock repurchase program to acquire up to 371,968 shares, or 5%, of the Company’s outstanding common stock. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchased shares will be held in treasury.

Chicopee Bancorp, Inc. is the holding company for Chicopee Savings Bank and is headquartered in Chicopee, Massachusetts. Chicopee Savings Bank operates seven offices in West Springfield, Ludlow and Chicopee, Massachusetts. Chicopee Savings Bank offers a broad array of retail and commercial lending and deposit services.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact Chicopee Savings Bank’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive governmental, regulatory and technological factors affecting Chicopee Savings Bank’s operations, pricing, products and services.